UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2013

NATIONSTAR MORTGAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive

Lewisville, Texas 75067

(Address of principal executive offices)

(469) 549-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2013, Nationstar Mortgage LLC, a Delaware limited liability company and a wholly-owned subsidiary of Nationstar Mortgage Holdings Inc. (“Nationstar”), entered into a mortgage servicing rights purchase and sale agreement (the “Purchase Agreement”) with Bank of America, National Association, a national banking association (“Bank of America”), pursuant to which Nationstar agreed to purchase the mortgage servicing rights (the “MSRs”) with respect to approximately 1.3 million residential mortgage loans (the “Mortgage Loans”) with a total unpaid principal balance of approximately $215 billion, and approximately $5.8 billion of related servicing advance receivables (the “Advances”). Approximately 47% of the Mortgage Loans (by unpaid principal balance) are owned, insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae (the “Agency Loans”), and the remaining 53% of the Mortgage Loans are non-conforming loans in private label securitizations (the “Private Label Loans”).

The aggregate purchase price of the MSRs is approximately $1.3 billion, subject to certain adjustments set forth in the Purchase Agreement, and the aggregate purchase price of the Advances is approximately $5.8 billion. Upon execution of the Purchase Agreement, Nationstar deposited $72.6 million (the “Deposit”) into escrow pursuant to a customary escrow arrangement as a deposit of a portion of the purchase price of the MSRs. Nationstar shall pay to Bank of America 50% of the remaining portion of the purchase price of the MSRs (net of the Deposit) upon closing of the purchase thereof, and 50% upon the transfer of the MSRs from Bank of America to Nationstar. Nationstar expects the purchase of the MSRs with respect to the Agency Loans to close in the first quarter of 2013 and the purchase of the majority of the MSRs with respect to the Private Label Loans to close in stages at various times prior to June 30, 2013, in each case subject to the satisfaction of certain conditions specified in the Purchase Agreement. In the event that certain MSRs are not purchased, any portion of the Deposit with respect thereto shall be returned to Nationstar, except in the case of a breach of the Purchase Agreement by Nationstar.

The Purchase Agreement also provides that each party will indemnify the other for breaches of representations and warranties and covenants and certain other matters, subject to the limitations set forth therein.

Nationstar expects to fund up to approximately $680 million of the MSR purchase price (including a portion of the Deposit) with the proceeds of a co-investment by Newcastle Investment Corp. (“Newcastle”) and certain funds (the “Funds”) managed by Fortress Investment Group LLC (“Fortress”), which will be made pursuant to a series of agreements dated as of January 6, 2013 (collectively, the “Excess MSR Agreements”). The manager of Newcastle and Fortress are affiliates of Nationstar. Pursuant to the Excess MSR Agreements, Nationstar will sell to Newcastle and the Funds the right to receive approximately 66.67% of the excess cash flow generated from the servicing fee after receipt of a fixed basic servicing fee per Mortgage Loan. Nationstar will retain all ancillary income associated with servicing the Mortgage Loans and approximately 33.33% of the excess cash flow from the servicing fee after receipt of the fixed basic servicing fee. If Nationstar were to refinance any Mortgage Loan, Nationstar would realize any origination income earned and the resulting servicing right would be included in the portfolio subject to the Excess MSR Agreements, subject to certain limitations. Nationstar will be the servicer of the Mortgage Loans and will provide all servicing and advancing functions for the Bank of America portfolio. Newcastle will not own the servicing rights and therefore will not have any prior or ongoing servicing duties, liabilities or obligations associated with the servicing of the Bank of America portfolio.

Bank of America and certain of its affiliates have from time to time performed various financial advisory, commercial banking, investment banking and other related services for Nationstar and its affiliates for which they have received customary compensation, and they may continue to do so in the future. In addition, Nationstar has previously acquired mortgage servicing right portfolios from Bank of America. Newcastle has previously co-invested with Nationstar in the acquisition of mortgage servicing rights and may continue to do so in the future.

The foregoing summary of the Purchase Agreement and the Excess MSR Agreements does not purport to be a complete description and is qualified in its entirety by the Purchase Agreement, which is attached to this Form 8-K as Exhibit 2.1, and the Excess MSR Agreements, which will be filed as exhibits to Nationstar’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

Item 8.01 Other Events.

On January 7, 2013, Nationstar issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Mortgage Servicing Rights Purchase and Sale Agreement, dated as of January 6, 2013, between Nationstar Mortgage LLC and Bank of America, National Association

99.1	Press release of Nationstar Mortgage Holdings Inc. dated January 7, 2013

*	The schedules and other attachments referenced in the Mortgage Servicing Rights Purchase and Sale Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or attachment will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: January 10, 2013	By:	/s/ David Hisey
David Hisey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Mortgage Servicing Rights Purchase and Sale Agreement, dated as of January 6, 2013, between Nationstar Mortgage LLC and Bank of America, National Association

99.1	Press release of Nationstar Mortgage Holdings Inc. dated January 7, 2013

*	The schedules and other attachments referenced in the Mortgage Servicing Rights Purchase and Sale Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or attachment will be furnished supplementally to the Securities and Exchange Commission upon request.